QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.3

Com-Guard, Inc.
Manufacturer Licensee Program Agreement

Com-Guard

Introduction.

This Agreement between South Coast Distribution Limited ("Licensee") with a principal address of Sussex House, 23 Cuckfield Road, Hurstpierpoint West Sussex, BN6 9RW (1st Party) and Distributec Limited ("DTC"), Regus House, 268 Bath Road, Slough Berks, SLl 4DX, exclusively representing (UK) Com-Guard, Inc. ("CGI"), with principal address of 2075 Corte del Nogal, Suite R, Carlsbad California, 92009, ([Illegible] Party acting together) consists of these Standard Terms and Conditions ("Terms and Conditions"), the Manufacturer Licensee Program (the "Program"), which may be revised periodically, and the terms as mutually agreed to and listed on Exhibit A "Licensee" means the entity identified in this agreement, and/or any agency acting on its behalf; which shall also be bound by the terms of this Agreement. Please read very carefully these Terms and Conditions.

1.     Program outline.

The CGI Program distributes a version of a CGI Product of Produce packaged with the Licensee's hardware product as defined in Exhibit A. The licenses shipped with each hardware product (Exhibit A) will be recorded by Licensee and the Licensee will make payment to DTC immediately upon receipt of funds from the hardware manufacturer.

The end-user may or may not use the version and may or may not decide to purchase the Product from CGI during or after the licensed period. CGI will maintain a web page for the end-user to purchase and download the Product software from the web site. When the end-user purchases the Product, CGI will record the purchase and compensate Licensee monies as provided in Exhibit B hereto and make payments according to Paragraph 8 of this agreement.

2.     Licensee's Responsibilities

The specific responsibilities of Licensee are listed on Exhibit C attached hereto.

3.     Termination; Cancellation.

The initial term of this agreement will be 12 months from commencement. This agreement will continue for a rolling 90 day period after the initial term unless cancelled with 30 days notice after the initial term in writing by any party. Either party may at any time, in its sole discretion, terminate the Program, terminate this Agreement, or cancel any Product covered under this agreement if a material breach is not aired within receipt of 30 days notice in writing. After 30 days, if the breach is not cured the terminating party will notify the other party of any such termination or cancellation, which shall be effective immediately. CGI will compensate Licensee for any sales for 60 days after such termination unless Licensee has materially breached this agreement or initiated the termination. In the latter case, compensation will continue for 30 days from the date of termination. CGI will make all final payments and adjustments within 90 days of such termination by Licensee. Upon termination for any reason, Sections 4 through 12 shall survive termination.

4.     Confidentiality.

Each party agrees not to disclose Confidential Information of the other party without prior written consent except as provided herein. The Mutual Nondisclosure Agreement defined in Exhibit D shall be executed by both parties and is considered an integral part of this Agreement. "Confidential Information" includes (i) shipping volume, [ILLEGIBLE] compensation terms, (ii) download rams, and (iv) any other information designated in writing as "Confidential." It does not include information that has become publicly known through no breach by a party, or has been (i) independently developed without access to the other party's Confidential Information; (ii) rightfully received from a third party; or (iii) required to be disclosed by law or by a governmental authority.

5.     No Guarantee.

CGI makes no guarantee regarding the levels of downloads or revenues to its Licensees. CGI may offer the same program to more than one Licensee.

6.     No Warranty.

CGI MAKES NO WARRANTY, EXPRESS OR, INCLUDING WITHOUT LIMITATION WITH RESPECT TO ADVERTISING AND OTHER SERVICES, AND EXPRESSLY DISCLAIMS THE WARRANTIES OR CONDITIONS OF NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

7.     Limitations of Liability; Force Maieure.

In no event shall CGI or any Licensee be liable for any [ILLEGIBLE] omission, or any event directly or indirectly resulting from any [ILLEGIBLE] or omission of Licensee, or any third parties (if any). EXCEPT FOR THE PARTIES' INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS UNDER, (i) IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE, OR OTHER DAMAGES WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY AND (ii) CGI'S AGGREGATE LIABILITY TO LICENSEE UNDER THIS AGREEMENT FOR ANY CLAIM IS LIMITED TO THE AMOUNT OWED FOR UNITS PURCHASED REGARDLESS OF THE EVENT THAT GAVE RISE TO THE CLAIM. The only exception being death or personal injury. Each party acknowledges that the other party has entered into this Agreement relying on the limitations of liability stated herein and that those limitations are an essential basis of the bargain between the parties. Without limiting the foregoing and except for payment obligations, neither party shall have any liability for any failure or delay resulting from any condition beyond the reasonable control of such party, including but not limited to governmental action or acts of terrorism, earthquake or other acts of God, labor conditions, and power failures.

8.     Payment.

Licensee agrees to pay CGI within fifteen days of the shipping date of the licensed CGI product. CGI agrees to pay all applicable revenues under this Agreement within 15 days from the end of the month in which the revenues were received. If Licensee and/or CGI dispute any payment made under the Program, each party must notify the other party in writing within sixty days of any such payment. Failure to so notify shall result in the waiver by the aggrieved party of any claim relating to any such disputed payment. Payments shall be calculated solely based on records maintained by either party. Either party may have the records audited by a mutually agreed upon Certified Accounting Firm at either parties sole cost. Such audit shall only be performed during normal business hours with advance notice of 30 days and at a mutually agreeable date and time between the parties.

9.     Licensee Obligation to Indemnify

Licensee agrees to indemnify, defend and hold CGI and their licensers, licensees, consultants, contractors, agents, attorneys and employees harmless from and against any and all liability, loss, damages, claims or causes of action, including internal and external legal fees and expenses, arising out of, related to or which may arise from Licensee use of the Program and/or Licensee breach of any term of this Agreement.

10.   Trademarks and Trademarks.

a)
During the term of this Agreement; Licensee shall be authorised to use CGI's trademarks and tradenames only in connection with the sale, advertisement and promotion of Products and not in connection with any other aspect of its business. Licensee shall not use such trademarks or tradenames as a part of licensee's name or mark or in any other manner in which it would cause a reasonable person to infer [ILLEGIBLE] such trademarks or tradenames belong to Licensee. Licensee further agrees that it will not affix any CGI's trademarks or tradenames to any product without permission of CGI.

b)
Licensee acknowledges that the Product supplied under this Agreement comprises CGI's intellectual property rights and incorporates CGI's confidential and proprietary information. Licensee reps to CGI that it will not copy or reproduce the internal or external design of the Product (in whatsoever form or media) and/or authorise or permit any such copying or reproduction by any third party whilst the Product is in the possession, custody or power of Licensee. Licensee will take all reasonable steps to maintain the confidentiality of the internal design, electrical features and software code of the Product and shall protect the Product against unauthorised examination or interference.

11.   Information Rights.

CGI may retain and use for its own purposes all information Licensee provides, including but not limited to shipping targets, marketing information, URIs, oral contract and billing information. CGI may share aggregate (i.e., not personally identifiable) information about Licensee with other Licensees, business Licensees, including sponsors, and other third parties.

12.   Miscellaneous.

Any decision made by CGI under this Agreement shall be final. CGI shall have no liability for any such decision. This Agreement shall be governed by the laws of the State of California. Any dispute or claim arising out of or in connection with this Agreement shall be adjudicated in San Diego County, California. This constitutes the entire agreement between the parties with respect to the subject matter hereof. Any modifications to this Agreement must be made in writing executed by both parties. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default if any provision herein is held unenforceable then such provision will be modified to reflect the parties' intention, and the remaining provisions of this Agreement will remain in full force and effect. Licensee may not resell, assign, or transfer any of its rights hereunder. Any such attempt may result in termination of this Agreement, without liability to CGI. The relationships between CGI and the "Licensees" is not one of a legal partnership relationship, but is one of independent contractors. This Agreement shall be construed as if both parties jointly wrote it.

Accepted by Licensee:	Accepted by Distributec Ltd:

/s/ Signature

First name illegible Wallworthy Print name	/s/ JOHN MCDONALD John McDonald

Director Title	Director

Fourth Coast Distribution Co Company	Distributec Ltd Company

28th May 2003 Date	28th May 2003 Date

Com-Guard, Inc.
Manufacturer Licensee Program
Agreement

Exhibit A
Hardware Product I

Hi Grade Computers

Exhibit B
Compensation

a)
US $0.50 will be paid to Disiributec on each license supplied by Licensee and is subsequently shipped by the manufacturer.

b)
Upon end user conversion after 9 or 12 months—Distributec will pay 30% of the net retail price applicable upon conversion to Licensee.

c)
Licenses will be reported at the end of each period of three months commencing with the month the product is first shipped. Total quantity of licenses used per quarter will be reported by e-mail to Distributec before the 10th day of the month after the relevant quarter.

Exhibit C
Responsibilities of License

1)
To act in good faith in the use of and representation of CGI and DTC.

2)
To ensure the software supplied is only for the use of the Hardware Manufacturer in Appendix A.

3)
To ensure all copies of the license are accounted for and purchased in accordance with the terms in Appendix B.

4)
To return all software and data to CGI and DTC on expiration of this agreement.

Exhibit D

MUTUAL NON DISCLOSURE AGREEMENT

In the course of their dealings with each other the above parties may, from time to time disclose certain technical and business information which is proprietary and confidential to the disclosing party or is [ILLEGIBLE] of which the disclosing patty owes confidentiality obligations to a third party to whom such information belongs. This will confirm the agreement and understanding of the undersigned as follows.

1.
All confidential and proprietary information which is subject to the terms and conditions of this Agreement shall (if disclosed in writing) be clearly marked in writing by the [ILLEGIBLE] party as "CONFIDENTIAL". No party shall have any responsibility under this Agreement as to any information which is not so marked in writing at the time of written disclosure. Nor shall any party have any responsibility under this Agreement as to any oral disclosures, except as to information designated as "CONFIDENTIAL" at the time of the oral disclosure and confirmed in writing within twenty days of the receiving party which confirmation shall provide [ILLEGIBLE] of the claim to "CONFIDENTIALITY" and describe the specific information involved in detail. The confidential information disclosed [ILLEGIBLE]

2.
Except as in Paragraph Three (3) below, the party which receives such confidential or proprietary information from the other shall (a) treat the same as strictly confidential and (b) "not divulge, directly or indirectly, to any other person, company, corporation, association, or entity; for any purpose whatsoever, [ILLEGIBLE] or proprietary [ILLEGIBLE] (c) [ILLEGIBLE] such information ([ILLEGIBLE] for the purpose for which it was disclosed) without the prior written consent of the disclosing party. Such confidential and proprietary information may be disclosed only to such of the employees or consultants, independent sub-contractors of the recipient who reasonably require access to such [ILLEGIBLE] for the purpose for which it was disclosed and who [ILLEGIBLE] entered into obligations of confidentiality to [ILLEGIBLE] recipient [ILLEGIBLE] than the terms of this Agreement

3.
The obligations set forth in Paragraph Two (2) above, may not in any way restrict or imprint the right of [ILLEGIBLE] receiving party to disclose or use any information

(i)
which at the time of the disclosure is published as otherwise in the public domain;

(ii)
which after disclosure becomes part of the public domain otherwise than through a breach of confidence [ILLEGIBLE] confidentiality;

(iii)
which was known to the receiving party prior to receipt from the disclosing party (and so notified to the disclosing party within 14 days of disclosure), provided such prior knowledge can be adequately substantiated by documentary evidence [ILLEGIBLE] the disclosure by the other party.

(iv)
which is disclosed to the receiving party by a third party (other than employees or agents of either party) which in making such information available to the receiving party, is not in violation of any obligation of confidentiality to the disclosing party, or

(v)
which is independently developed by the receiving party without reliance in any way [ILLEGIBLE] the disclosing party's confidential proprietary information

4.
The secrecy of the confidential or proprietary information disclosed pursuant to this Agreement shall be maintained for a period of [ILLEGIBLE] years from the date of disclosure thereof

5.
Upon request of the disclosing party, any written [ILLEGIBLE] subject to this Agreed (including all copies thereof in whatever [ILLEGIBLE], or media) shall be returned to the disclosing party.

6.
Except as provided herein, no right or license whatsoever, either express or implied, is granted to either party pursuant to this Agreement under any patent, patent application, trademark, design right, mask work, topography right, [ILLEGIBLE] or other proprietary or intellectual property right now or hereafter owned or controlled by the other party.

7.
Each party agrees that the confidential information is subject to the Export Laws and Regulations of the United States.

8.
No amendment shall be made to this Agreement unless agreed upon in writing by both parties.

9.
Each of the parties acknowledges to the other that damages would not be an adequate remedy for any breach of the obligations yet [ILLEGIBLE] that the claiming party shall also be entitled to the remedies of

QuickLinks

EXHIBIT 10.3
Com-Guard, Inc. Manufacturer Licensee Program Agreement
Exhibit A Hardware Product I Hi Grade Computers
Exhibit B Compensation
Exhibit C Responsibilities of License
Exhibit D MUTUAL NON DISCLOSURE AGREEMENT